EXECUTIVE EMPLOYMENT AGREEMENT

BY AND BETWEEN

GLENN FISCHER

AND

AIRGAS, INC.

Dated: September 29, 2000

EXECUTIVE EMPLOYMENT AGREEMENT

     EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) made as of September 29, 2000 between AIRGAS, INC, a Delaware corporation (the “Company”), and GLENN FISCHER (“Executive”).

1.	Employment, Duties and Acceptance.

     1.1 The Company hereby agrees to employ Executive from the date set forth in Section 2.1 below, to render exclusive and full time services to the Company. Effective November 1, 2000, and continuing until Executive’s employment terminates in accordance with this Agreement, Executive shall hold the office of President and Chief Operating Officer of the Company. Executive shall perform such duties as Executive shall reasonably be directed to perform by the Board of Directors or the Chief Executive Officer of the Company. Executive agrees to abide by the rules and policies of the Company as they are adopted and changed from time to time.

     1.2 Executive hereby accepts such employment and agrees to render the services described above.

     1.3 Executive shall report directly to the Company’s Chief Executive officer.

     1.4 Executive shall promote the Company’s business and affairs and shall perform his duties hereunder in a professional manner.

2.	Term of Employment.

     2.1 Executive’s employment under this Agreement shall commence on October 10, 2000 (the “Commencement Date”).

     2.2 Executive’s employment shall continue until terminated pursuant to Section 4.1, 4.2, 4.3, 4.4 or 4.5 of this Agreement.

3.	Compensation and Benefits.

     As full consideration for Executive’s services, Executive shall receive the following compensation and benefits during the term of his employment hereunder:

     3.1 The Company agrees to pay Executive, an annual base salary of $385,000. Executive’s salary shall be payable in equal semi-monthly installments, less such deductions or amounts to be withheld as shall be required by applicable law and benefit plan elections.

     3.2 Executive shall be eligible to receive an annual bonus equal to up to 50% of his annual base salary, calculated and payable in accordance with the Company’s bonus plan for senior managers and senior executives, less such deductions or amounts to be withheld as shall be required by applicable law. In addition, if the Company and Executive significantly exceed the objectives upon which the above bonus is based, Executive shall be eligible to receive an additional discretionary bonus as determined by the Company’s Chief Executive Officer and Board of Directors.

     3.3 In consideration of the covenants of Executive set forth herein, on or about October 10, 2000, the Company shall pay Executive a one-time signing and relocation bonus of $140,000, less such deductions or amounts to be withheld as shall be required by applicable law.

     3.4 The Company agrees to award Executive 150,000 options under the Company’s 1997 Stock Option Plan on October 10, 2000. In addition, commencing May 1, 2001, and continuing throughout the term or Executive’s employment hereunder, the Company agrees to award Executive no fewer than 50,000 options per year in accordance with the Company’s 1997 Stock Option Plan or such replacement stock option plan as may then be in effect.

     3.5 To assist Executive during the period of his search for new permanent housing in the Philadelphia metropolitan area, the Company agrees to reimburse Executive the cost of rent (including any related charges imposed by landlord such as utilities, taxes, etc. for a short-term apartment at Radnor Crossing or other comparable apartment complex.

     3.6 Concurrently with the parties’ execution of this Agreement, the Company and Executive are executing a Change of Control Agreement.

     3.7 The Company shall pay or reimburse Executive for all reasonable expenses actually incurred or paid by Executive in the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it may require under established Company policy.

     3.8 Executive shall be entitled to four (4) weeks paid vacation per annum, provided that the time when vacation is taken shall be subject to Company approval. Executive shall be entitled to all rights and benefits for which he shall be eligible under any “fringe” benefits which the Company may, in its sole discretion, provide for similarly situated employees.

4.	Termination.

     4.1 If Executive shall die during the Term, this Agreement shall terminate, except that Executive’s legal representatives shall be entitled to receive the compensation provided for hereunder prorated to the last day of the month in which his death occurs.

     4.2 If Executive shall become physically or mentally disabled as defined by the Company’s disability plans, whether totally or partially, so that he is unable substantially to perform his services hereunder for a period of six (6) consecutive months, the Company may, by written notice to Executive, terminate Executive’s employment hereunder. Notwithstanding such disability, the Company shall continue to pay Executive his full salary up to and including the date of such termination.

     4.3 The Company may, by written notice to Executive, terminate Executive’s employment hereunder upon the occurrence of any of the following events: (a) Executive’s willful misconduct or gross negligence in the performance of Executive’s duties; (b) Executive’s commission of any act of fraud or embezzlement against the Company or Executive’s commission of a felony or any other offense involving moral turpitude; or (c) Executive’s unauthorized dissemination of confidential information, observations, and data concerning the business plans, financial data, customer lists, trade secrets and acquisitions strategies of the

Company and its subsidiaries which has a material adverse effect on the Company or its subsidiaries.

     4.4 The Company may terminate Executive’s employment hereunder at any time without cause upon written notice to Executive. If the Company terminates Executive’s employment under this Section 4.4 and provided Executive executes and delivers a release in form and substance reasonably satisfactory to the Company, the Company shall continue to pay Executive his base salary for a period of two years after the effective date of such termination (such 2-year period the “Severance Period”) together with the bonus which Executive would have been entitled to receive during the Severance Period but for his termination. Executive shall not be entitled to any other compensation or benefits during or after the Severance Period.

     4.5 Executive may terminate his employment upon no less than 60 days written notice to the Company.

5.	Protection of Confidential Information; Covenant not to Compete.

     5.1 In view of the fact that Executive’s work for the Company will bring Executive into close contact with many confidential affairs of the Company not readily available to the public, Executive agrees:

          5.1.1 To keep secret and retain in the strictest confidence all Confidential Information and Trade Secrets of the Company learned by Executive heretofore or hereafter, and not to disclose them to anyone outside of the Company, either during or after his employment with the Company, except in the course of performing his duties hereunder or with the Company’s express written consent; and

          5.1.2 To deliver promptly to the Company on termination of employment, or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings and other documents in all media (and all copies thereof) relating to the Company’s business and all property associated therewith, which Executive may then possess or have under Executive’s control.

          5.1.3 For purposes of this Agreement, “Confidential Information” shall mean information disclosed to Executive or known by Executive as a consequence of or through his employment by the Company, not generally known in the industry in which the Company is or may become engaged, about the Company’s products, processes, and services, including, but not limited to, information relating to research, development, inventions, manufacture, purchasing, business methods, accounting, engineering, marketing, information systems, business strategies, merchandising, and selling. For purposes of this Agreement, “Trade Secret” means the whole or any portion or phase of any scientific or technical information, design, process, formula, or improvement which is secret and is not generally available to the public, and which gives one who uses it an advantage over competitors who do not know of or use it.

     5.2 In addition to his obligations under Sections 5.1, Executive agrees that upon termination of his employment, Executive shall return any and all customer lists to the Company and shall not, during or at any time after his employment with the Company, directly or indirectly, use the Company’s customer list for his own benefit or disclose the Company’s customer list to any person, firm or corporation. Executive agrees that during his employment with the Company and for a period of one (1) year thereafter, he shall not solicit any individual to terminate his or her employment with the Company and/or any subsidiary of the Company and that he shall not directly or indirectly employ or retain as an independent contractor any individual who was employed by the Company or any of its subsidiaries at any time within one (1) year prior to their being hired by Executive.

     5.3 If Executive violates any of the provisions of Section 5.1 or 5.2 hereof, the Company shall have the following rights and remedies:

          5.3.1 The right and remedy to have the provisions of such sections of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such violation will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

          5.3.2 The right and remedy to recover damages for all actual losses, and the right to require Executive to account for and pay over to the Company all profits or other benefits (collectively “Benefits”) derived or received by Executive as the result of any transactions constituting such a violation, and Executive hereby agrees to account for and pay over such Benefits to the Company.

     5.4 Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. If any of the covenants contained in Section 5.1 or 5.2 or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions. If any of the covenants contained in Section 5.1 or 5.2, or any part thereof, is held to be unenforceable because of the duration of such provision or the scope of the subject matter thereof or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration, scope and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

6.	Intellectual Property.

     The Company shall be the sole owner of all the products and proceeds of Executive’s services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, business methods, computer programs and other intellectual properties that Executive may acquire, obtain, develop or create in connection with Executive’s employment hereunder, free and clear of any claims by Executive (or anyone claiming under Executive) of any kind or character whatsoever (other than Executive’s right to receive payments hereunder). Executive shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any such properties.

7.	Executive Representation.

     Executive hereby represents and warrants that his employment by the Company will not cause Executive to be in violation of any non-competition or restrictive covenant which would, if enforceable, restrict his ability to continue as an Executive of the Company and to perform his duties hereunder.

8.	Notices.

     All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally, or mailed first-class, postage prepaid, by registered or certified mail or by nationally-recognized overnight courier providing proof of delivery, (notices sent by mail or overnight courier shall be deemed to have been given on the date sent), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

If to the Company:

Airgas, Inc.
Radnor Court, Suite 100
259 North Radnor-Chester Road
Radnor, PA 19087
Attention: Chief Executive Officer

If to Executive: the address provided on the signature page of this Agreement.

9.	General.

     9.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without reference to principles of conflicts of law.

     9.2 The article and section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     9.3 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.

     9.4 This Agreement, and Executive’s rights and obligations hereunder, are personal and may not be assigned by Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets. In any event the obligations of the Company hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

     9.5 This Agreement may be amended, modified, superseded, cancelled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     9.6 Executive acknowledges and agrees that he has carefully read and considered the provisions of this Executive Employment Agreement and has had an opportunity to consult with independent legal counsel of Executive’s own choosing prior to signing this Executive Employment Agreement and Executive did not rely on the advice of the Company’s counsel in entering into this Executive Employment Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

AIRGAS, INC.

By: /s/Peter McCausland

EXECUTIVE:

/s/Glenn M. Fischer Glenn M. Fischer

EXECUTIVE’S ADDRESS: 39 Rochelle Drive
New City, NY 10956